    As filed with the Securities and Exchange Commission on May 18, 2006
                                                     Registration No. 333-
==============================================================================

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                           ----------------------

                                  FORM S-1
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                           ----------------------

                           ZOLTEK COMPANIES, INC.
           (Exact name of registrant as specified in its charter)


           MISSOURI                          3620                   43-1311101
(State or other jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)   Classification Code Number)    Identification No.)

                             3101 MCKELVEY ROAD
                          ST. LOUIS, MISSOURI 63044
                          TELEPHONE: (314) 291-5110
                          FACSIMILE: (314) 291-8536

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ZSOLT RUMY
               CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                           ZOLTEK COMPANIES, INC.
                             3101 MCKELVEY ROAD
                          ST. LOUIS, MISSOURI 63044
                          TELEPHONE: (314) 291-5110
                          FACSIMILE: (314) 291-8536
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ----------------------

                       Copy of all correspondence to:
                            THOMAS A. LITZ, ESQ.
                         ANDREW J. KLINGHAMMER, ESQ.
                             THOMPSON COBURN LLP
                             ONE U.S. BANK PLAZA
                          ST. LOUIS, MISSOURI 63101
                          TELEPHONE: (314) 552-6000
                          FACSIMILE: (314) 552-7000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                                             PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE         PROPOSED MAXIMUM             AGGREGATE             AMOUNT OF
            TO BE REGISTERED                  REGISTERED(1)     OFFERING PRICE PER SHARE      OFFERING PRICE      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share    7,005,222 shares(2)         $33.26(3)              $232,993,684(3)         $24,931
-----------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Represents shares of the registrant's common stock being registered for resale that have been or may be acquired upon the conversion of convertible notes or debentures or exercise of warrants issued to the selling shareholders named in this registration statement.

(3) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock on May 15, 2006 as reported on The Nasdaq National Market.

                       -------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

==============================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated May 18, 2006

                              7,005,222 SHARES

                               [ZOLTEK logo]

                                COMMON STOCK

         This prospectus relates to the resale by the selling shareholders, including their transferees, pledgees, donees or successors, of Zoltek Companies, Inc. identified in this prospectus of up to 4,799,898 of our common stock which may be issued upon conversion of our senior secured convertible notes, issued in October 2004, February 2005, September 2005, February 2006 and May 2006, collectively, the "senior convertible notes," up to 2,013,161 shares of our common stock which may be issued upon the exercise of warrants issued in connection with our issuance of the senior convertible notes, and previous private placements of convertible securities completed in February 2003, January 2004 and March 2004, and up to 192,163 shares of our common stock held by the selling shareholders. The selling shareholders may sell the shares from time to time. The shares are being registered to permit the selling shareholders to sell the shares which they may receive from the conversion of the senior convertible notes and exercise of the warrants from time to time in the public market. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders, but will bear the costs relating to the registration of the shares. To the extent all of the outstanding warrants currently held by the selling shareholders included in this prospectus are exercised at their current exercise prices, we would receive approximately $32,764,259 million in cash proceeds (unless those warrants are exercised on a cashless basis pursuant to their terms) upon such exercise, which would be used for general working capital purposes and for capital expenditures. The exercise prices of all of these outstanding warrants range from $.01 to $28.06.

         The selling shareholders may sell the shares covered by this prospectus from time to time through various means (e.g., in ordinary brokerage transactions, directly to market makers of our shares, in negotiated transactions or otherwise, at prevailing market prices) and may engage brokers or dealers to sell the shares. The selling shareholders and any underwriters, agents, brokers or dealers through or to whom these shares of common stock may be sold may be deemed "underwriters" of the shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed to be "underwriting compensation." If required, the selling shareholders will disclose the names of any underwriter(s), applicable commissions or discounts, and any other required information with respect to any particular sales in an accompanying prospectus supplement.

         We will pay the expenses related to the registration of the shares covered by this prospectus. The selling shareholders will pay commissions and selling expenses, if any, incurred by them.

         Our shares of common stock are listed for trading on the Nasdaq National Market under the symbol " ZOLT." On May 17, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $33.76 per share.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The date of this prospectus is           , 2006

                              TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

PROSPECTUS SUMMARY.........................................................1
RISK FACTORS...............................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................8
USE OF PROCEEDS............................................................9
PRICE RANGE OF OUR COMMON STOCK............................................9
DIVIDEND POLICY...........................................................10
DESCRIPTION OF CAPITAL STOCK..............................................10
PRINCIPAL AND SELLING SHAREHOLDERS........................................11
PLAN OF DISTRIBUTION......................................................18
LEGAL MATTERS.............................................................20
EXPERTS...................................................................20
WHERE YOU CAN FIND MORE INFORMATION.......................................20
INCORPORATION BY REFERENCE................................................21


                            ABOUT THIS PROSPECTUS
                            ---------------------

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. This document may be used only where it is legal to sell these securities.

         For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling shareholders may sell from time to time, in one or more offerings, the shares of common stock covered by this prospectus. The shares covered by this prospectus include up to 4,799,898 shares of common stock issuable on the conversion of certain senior convertible notes, 2,013,161 shares of common stock issuable on the exercise of warrants, and up to 192,163 shares of our common stock held by the selling shareholders.

         This prospectus also covers any shares of common stock that may become issuable pursuant to anti-dilution adjustment provisions that would increase the number of shares issuable upon conversion of the senior convertible notes and/or exercise of the warrants as a result of issuances of our common stock in the future at a price less than the conversion price of the senior convertible notes or the exercise price of the warrants, as the case may be, subject to certain exceptions or as a result of stock splits, stock dividends or similar transactions.

         A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled "Risk Factors" beginning on page 4, together with any supplements before making a decision to invest in our common stock.

                             PROSPECTUS SUMMARY

         This summary highlights information contained in other parts of this prospectus, and because it is only a summary, it does not contain all of the information that you should consider before buying shares. You should read the entire prospectus carefully, including our financial statements incorporated by reference from our Annual Report on Form 10-K and quarterly reports on Form 10-Q and the "Risk Factors" for more information about important risks that you should consider before investing in our common stock.

                           ZOLTEK COMPANIES, INC.

ABOUT US

         We are an applied technology and advanced materials company. Our primary focus and mission are to lead the commercialization of carbon fibers as a price-competitive high performance reinforcement for composites used as the primary building material in everyday commercial products. In addition to carbon fibers, we manufacture and market an intermediate product, stabilized and oxidized acrylic fiber, which is used in flame and heat resistant applications. We sell our carbon fibers under the PANEX(R) trade name and our heat resistant fibers under the PYRON(R) trade name. We also provide composite design and engineering for development of applications for carbon fiber reinforced composites.

         We have carbon fiber and technical fiber manufacturing plants in Abilene, Texas, Nyergesujfalu, Hungary and St. Charles, Missouri. Our Abilene, Texas facility is our U.S. major carbon fiber manufacturing facility with five installed continuous carbonization lines and auxiliary processing capabilities. Our plant in Hungary produces carbon fibers and intermediate oxidized fibers, carbon fiber textile products and acrylic fiber precursor. Our St. Charles, Missouri facility is primarily dedicated to production of technical fibers for aircraft brake and other friction applications. We also have a facility in Salt Lake City, Utah where we produce resin pre-impregnated carbon fibers (prepegs). In addition, our subsidiary, Entec Composite Machines, designs and builds composite manufacturing equipment and markets the equipment along with manufacturing technology and equipment. We have announced and are undertaking an ambitious capacity expansion program to meet demand for carbon fibers.

BUSINESS STRATEGY

         Our business strategy can be summarized as follows:

         CONTINUE REDUCING PRODUCTION COSTS. We believe our proprietary process and equipment design technology enable us to produce carbon fibers at costs substantially lower than those generally prevailing in the industry and to supply carbon fibers for applications which are not economically viable for higher cost competitors. We seek to reduce our total production costs through various means, including enhancement of our acrylic fiber precursor manufacturing capability and upgrades to our carbon fiber production equipment and process designed to achieve increased efficiencies.

         SUSTAINABLE PRICE LEADERSHIP. Our pricing strategy is to market carbon fibers for use as a base reinforcement material in composites at sustainable price levels resulting in predictable composite costs per unit of strength or stiffness which compete favorably with alternative base construction materials such as glass fiber composites, steel and aluminum.

         Although from time to time in the past, certain aerospace producers have sold carbon fibers for commercial applications at prices below their total production costs, management of the Company believes that their current production now is allocated to large commercial aviation programs and, accordingly, we do not expect they will compete in the commercial markets for at least the next few years.

         LEVERAGE CAPACITY LEADERSHIP. We believe that our decision to build and maintain significant available capacity has directly resulted in long-term supply arrangements with high volume customers. Our installed capacity has enabled us to attain relationships to supply users of carbon fibers who need assurances of stable sources of carbon fiber. We have developed, and are continually seeking to improve, a standardized continuous carbonization line design in order to increase efficiency and shorten lead time from the decision to add lines to the time when the lines become operational. Demonstrated ability to increase capacity at a level that matches the growth of the commercial markets is essential to encourage development of large volume applications. We believe we are uniquely positioned to expand capacity rapidly enough to keep pace with commercial market demand.

         SUPPORT NEW COMMERCIAL MARKET AND APPLICATIONS DEVELOPMENT. To accelerate the commercialization of carbon fibers and carbon fiber composites across a broad range of mass-market applications, we have pursued various initiatives, including significant partnerships with potential users of carbon fibers to act as catalysts in the development of new low-cost, high volume products. We believe that our supply relationships with customers for wind energy and automotive applications are the direct result of these development efforts.

         We believe that our business strategy has positioned us as the leader in developing commercial markets for carbon fibers and carbon fiber reinforced composites for a diverse range of applications based upon carbon fibers' distinctive combination of physical and chemical properties, principally high-strength, high-stiffness, low-weight and corrosion and fatigue resistance. Our strategy and business model for commercialization of carbon fibers consist of offering low but sustainable pricing, achieving low production costs, maintaining rapidly scalable capacity and offering various value-added product and process enhancements.

                            CORPORATE INFORMATION

         We are incorporated in Missouri, and our principal executive offices are located at 3101 McKelvey Road, St. Louis, Missouri 63044. Our telephone number is (314) 291-5110 and our website address is www.zoltek.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

                                THE OFFERING

Common stock offered by the selling
shareholders                            An aggregate of up to 7,005,222
                                        shares of common stock held by or
                                        issuable to the selling shareholders
                                        described under "Principal and
                                        Selling Shareholders - Selling
                                        Shareholders," including their
                                        transferees, pledgees, donees or
                                        other successors, of which:

                                        o  up to 385,519 shares that may be
                                           issued upon the exercise of the May
                                           2006 warrants;

                                        o  up to 1,279,181 shares that may be
                                           issued upon the conversion of the
                                           May 2006 notes;

                                        o  up to 267,789 shares that may be
                                           issued upon the exercise of the
                                           February 2006 warrants;

                                        o  up to 1,206,644 shares that may be
                                           issued upon the conversion of the
                                           February 2006 notes;

                                        o  up to 420,000 shares that may be
                                           issued upon the exercise of the
                                           November 2005 warrants;

                                        o  up to 1,877,500 shares that may be
                                           issued upon the conversion of the
                                           November 2005 notes;

                                        o  up to 140,000 shares may be issued
                                           upon the exercise of the September
                                           2005 warrants;

                                        o  up to 361,573 shares which may be
                                           issued upon the conversion of the
                                           September 2005 notes;

                                        o  up to 183,924 shares may be issued
                                           upon the exercise of the February
                                           2005 warrants;

                                        o  up to 75,000 shares which may be
                                           issued upon the conversion of the
                                           February 2005 notes;

                                        o  up to 500,000 shares may be issued
                                           upon the exercise of the October
                                           2004 warrants;

                                        o  up to 50,929 shares may be issued
                                           upon the exercise of the January
                                           2004 warrants;

                                        o  up to 65,000 shares may be issued
                                           upon the exercise of the February
                                           2003 warrants; and

                                        o  up to 192,163 shares are currently
                                           held by the selling shareholders.


Common stock to be outstanding after
the offering                            29,015,754 shares (1)

Use of proceeds                         The selling shareholders will
                                        receive all of the net proceeds from
                                        the sale of shares of our common
                                        stock offered by this prospectus. We
                                        will not receive any of the proceeds
                                        from the sale of shares of common
                                        stock offered by this prospectus. To
                                        the extent all of the outstanding
                                        warrants held by the selling
                                        shareholders are exercised at their
                                        current exercise prices, we would
                                        receive approximately $32,764,259 in
                                        cash proceeds (unless such warrants
                                        are exercised on a cashless basis
                                        pursuant to their terms), which
                                        would be used for general working
                                        capital purposes. The exercise
                                        prices of the outstanding warrants
                                        range from $.01 to $28.06 per share.

Plan of Distribution                    The shares of common stock offered
                                        for resale may be sold by the
                                        selling shareholders pursuant to
                                        this prospectus in the manner
                                        described under "Plan of
                                        Distribution."

Risk Factors                            You should read the "Risk Factors"
                                        section of this prospectus for a
                                        discussion of factors to consider
                                        carefully before deciding to invest
                                        in shares of our common stock.

Nasdaq National Market Symbol           ZOLT

---------

(1) Based on 22,202,695 shares of common stock issued and outstanding as of May 1, 2006 and assuming that all convertible securities and warrants held by the selling shareholders are converted into, or exercised for, common stock in accordance with their terms.

                    SELLING SHAREHOLDERS AS UNDERWRITERS

         The selling shareholders and any underwriters, agents, broker or dealers that participate with the selling shareholders in the distribution of any of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution and Selling Shareholders."

                               RISK FACTORS

         An investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained and incorporated by reference in this prospectus, before you decide whether to buy our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATING TO ZOLTEK COMPANIES, INC.

WE HAVE REPORTED NET LOSSES AND NEGATIVE CASH FLOWS FROM OPERATIONS FOR EACH OF THE PAST FIVE FISCAL YEARS.

         We have reported net losses and negative cash flows from continuing operations for each of the past five fiscal years in the period ended September 30, 2005. We reported net losses of $31.6 million, $7.8 million, $15.6 million, $22.8 million and $40.4 million in the fiscal years ended September 30, 2001, 2002, 2003, 2004 and 2005, respectively. We reported negative cash flows from continuing operations of $6.2 million, $2.0 million, $2.2 million, $7.7 million and $7.4 million in the fiscal years ended September 30, 2001, 2002, 2003, 2004 and 2005, respectively. These net losses and negative cash flows from operations were attributable to, among other things, adverse market conditions, combined with excess capacities and inventories we have maintained in anticipation of greater sales volumes, and in 2004 and 2005 the non-cash losses included the mark to market of derivatives of $4.9 million and $16.6 million, respectively, related to convertible securities and warrants we issued. We cannot assure you when, if at all, we will return to profitable operations or generate cash flows from operations. We have relied on equity financing and borrowings to finance our business over the past five fiscal years. We intend to fund our near-term continuing operations from cost-containment, aggressive management of our working capital and additional bank borrowings and debt financing. Such additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we may be forced to curtail operations and/or development activities significantly, or seek other sources of capital, including asset sales. Longer term, we may seek to access additional equity or equity-linked financing to fund our anticipated growth.

OUR OPERATING RESULTS HAVE BEEN ADVERSELY AFFECTED BY DIFFICULTIES IN OPERATING OUR EXPANDED CARBON FIBERS CAPACITY AT OUR ABILENE, TEXAS FACILITY.

         Demand for our carbon fibers from existing and potential new customers exceeds our current capacity, and in fiscal 2006 we restarted carbon fiber production at our major carbon fiber manufacturing facility in Abilene, Texas which had been temporarily idled. However, we presently cannot produce carbon fibers at levels adequate to supply current demand. We have experienced difficulties in achieving targeted production levels at our Abilene facility, which has resulted in operating losses despite strong demand for our products. The difficulties were due in large part to the inability to recruit and train qualified workers and managers at the plant that had been dormant for several years. While we expect to achieve planned levels of production capacity during fiscal 2006, there can be no assurance that such production levels will be achieved. We may not be able to supply anticipated demand unless we are able to achieve targeted production levels at our Abilene facility.

OUR OPERATING RESULTS HAVE BEEN ADVERSELY AFFECTED BY PREVIOUSLY ADVERSE CONDITIONS IN THE MARKETS FOR CARBON FIBER AND ACRYLIC FIBER.

         Until fiscal 2004, our carbon fiber operations were adversely affected during the preceding five years by oversupply conditions in the marketplace, coupled with an overall lack of development for large volume applications for carbon fiber composites. Accordingly, during such period we had excess carbon fiber manufacturing capacity which resulted in substantial depreciation and other charges and constrained the operating results of our carbon fiber manufacturing activities. Since the beginning of fiscal 2004, the market has strengthened for current and emerging applications for carbon fiber. However, we may not be able to attain anticipated sales increases unless the market and demand for current and emerging applications for carbon fiber products continues to strengthen.

         From fiscal 1998 until we exited the textile acrylic fibers business, our results have been negatively impacted by depressed market conditions in the textile acrylic fibers sector, which was a principal line of business for our Zoltek Rt. subsidiary. In the fourth quarter of fiscal 2004, we discontinued and exited two divisions of our Zoltek Rt. operations which manufacture acrylic and nylon fibers and yarns. In the fourth quarter of fiscal 2004, we recorded an impairment loss on discontinued operations of $0.2 million related to severance obligations due to discontinuance of these businesses. In the fourth quarter of fiscal 2005, we formally adopted a plan to discontinue the carboxymethyl cellulose ("CMC") division of our Zoltek Rt. operations and we do not expect any impairment loss related to discontinuing of this operation.

OUR ABILITY TO MANAGE OUR ANTICIPATED GROWTH WILL AFFECT OUR OPERATING RESULTS.

         The growth in our business has placed, and is expected to continue to place, a significant strain on our management and operations. In order to effectively manage potential long-term growth, we must add to our carbon fiber manufacturing capacity, have access to adequate financial resources to fund significant capital expenditures and maintain gross profit margins while pursuing a growth strategy, continuing to strengthen our operations, financial and management information systems, and expanding, training and managing our employee workforce. There can be no assurance that we will be able to do so effectively or on a timely basis. Failure to do so effectively and on a timely basis could have a material adverse effect upon our business, operating results and financial condition.

OUR MANAGEMENT AND OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAVE IDENTIFIED MATERIAL WEAKNESSES IN THE DESIGN AND OPERATION OF OUR INTERNAL CONTROL OVER FINANCIAL REPORTING, WHICH, IF NOT PROPERLY REMEDIATED COULD RESULT IN MATERIAL MISSTATEMENTS IN OUR FINANCIAL STATEMENTS IN FUTURE PERIODS.

         Our management and our independent registered public accounting firm have identified certain matters that they consider to constitute material weaknesses in the design and operation of our internal control over financial reporting as of September 30, 2005. A material weakness is defined by the Public Company Accounting Oversight Board (United States) as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. As of September 30, 2005, we identified material weaknesses in our general control environment and our control over period-end financial reporting process, journal entries and account reconciliations, determination of allowance for doubtful accounts, accounting for inventory, valuation of property plant and equipment, accounting for derivatives associated with convertible debt and related amortization of financing fees and debt discount and gain (loss) on value of warrants and conversion feature, earnings per share disclosures, segregation of duties and restricted access. Certain of these control deficiencies resulted in accounting errors which required the restatement of our previously issued financial statements contained in our Annual Report on Form 10-K for the year ended September 30, 2004, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, December 31, 2004 and March 31, 2005. We are currently evaluating steps that can be taken to remediate these weaknesses in our internal controls, including steps that can be taken in the process of documenting and evaluating the applicable treatment for non-routine or complex transactions as they may arise.

         We expect to incur significant expenses associated with these corrective actions to remedy the identified material weaknesses. If the remedial policies and procedures we implement are insufficient to address the material weaknesses that existed as of September 30, 2005, or if additional material weaknesses in our internal control are discovered in the future, we may fail to meet our future reporting obligations, our financial statements may contain material misstatements and our operating results may be negatively impacted. Any such failure could also adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required by the SEC's rules under Section 404 of the Sarbanes-Oxley Act of 2002. The existence of a material weakness could result in errors in our financial statements thereby rendering them inaccurate and unreliable, and consequently could result in a restatement of financial statements, cause us to fail to meet our reporting obligations and in turn cause investors to lose confidence in our reported financial information, leading to a decline in our stock price. Although we believe we can address our material weaknesses in internal controls with remedial measures, we cannot assure you that the measures we will take will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting.

OUR OPERATIONS AND SALES IN FOREIGN COUNTRIES ARE SUBJECT TO RISKS.

         Our international operations and sales are subject to risks associated with foreign operations and markets generally, including foreign currency fluctuations, unexpected changes in regulatory, economic or political conditions, tariffs and other trade barriers, longer accounts receivable payment cycles, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. These factors could have a material adverse effect upon our future revenues and business, results of operations, financial condition and cash flows.

OUR OPERATIONS ARE DEPENDENT UPON OUR SENIOR MANAGEMENT AND TECHNICAL
PERSONNEL.

         Our future operating results depend upon the continued service of our senior management, including Zsolt Rumy, our Chief Executive Officer, President and Chairman of the Board, and our technical personnel, none of whom are bound by an employment agreement. Our future success will depend upon our continuing ability to attract and retain highly qualified managerial and technical personnel. Competition for such personnel is intense, and there can be no assurance that we will retain our key managerial and technical employees or that we will be successful in attracting, assimilating or retaining other highly qualified personnel in the future.

OUR OPERATING RESULTS MAY FLUCTUATE.

         Our quarterly results of operations may fluctuate as a result of a number of factors, including the timing of purchase orders for and shipments of our products, our ability to successfully operate our expanding production capacity and changes in production levels. Therefore, quarter-to-quarter comparisons of results of operations have been and will be impacted by the timing of such orders and shipments. In addition, our operating results could be adversely affected by these factors, among others, such as variations in the mix of product sales, price changes in response to competitive factors, increases in raw material costs and interruptions in plant operations.

DEVELOPMENTS BY COMPETITORS MAY IMPACT OUR PRODUCTS AND TECHNOLOGIES.

         We compete with various other participants in the advanced materials and textile fibers markets. Many of these entities have substantially greater research and development, manufacturing, marketing, financial and managerial resources than us. In addition, existing carbon fibers producers may refocus their activities to compete more directly with us. Developments by existing or future competitors may render our products or technologies noncompetitive. In addition, we may not be able to keep pace with new technological developments. Our customers could decide to vertically integrate their operations and perform some or all of the functions currently performed by us.

FAILURE TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS MAY ADVERSELY AFFECT OUR OPERATIONS.

         We are engaged in an industry which will be affected by future technological developments. The introduction of products or processes utilizing new technologies could render existing products or processes obsolete or unmarketable. Our success will depend upon our ability to develop and introduce on a timely and cost-effective basis new products, processes and applications that keep pace with technological developments and address increasingly sophisticated customer requirements. We may not be successful in identifying, developing and marketing new products, applications and processes and product or process enhancements. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of product or process enhancements or new products, applications or processes. Our products, applications or processes may not adequately meet the requirements of the marketplace and achieve market acceptance. Our business, operating results, financial condition and cash flows could be materially and adversely affected if we were to incur delays in developing new products, applications or processes or product or process enhancements or if we were to not gain market acceptance.

OUR BUSINESS DEPENDS UPON THE MAINTENANCE OF OUR PROPRIETARY TECHNOLOGY.

         We depend upon our proprietary technology. We rely principally upon trade secret and copyright law to protect our proprietary technology. We regularly enter into confidentiality agreements with our key employees, customers and potential customers and limit access to and distribution of our trade secrets and other proprietary information. These measures may not be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. We are also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights.

WE WILL INCUR INCREASED COSTS AND DEMANDS UPON MANAGEMENT AS A RESULT OF COMPLYING WITH THE LAWS AND REGULATIONS AFFECTING PUBLIC COMPANIES, WHICH COULD AFFECT OUR OPERATING RESULTS.

         As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we would not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the Nasdaq Stock Market. The expenses incurred by public companies generally for reporting and corporate governance purposes have increased. These rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly, although we are unable to currently estimate these costs with any degree of certainty. We do believe, however, that we will be able to fund these costs out of our available working capital. It is possible that these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage than used to be available. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

THERE ARE OPERATIONAL RISKS ASSOCIATED WITH OUR BUSINESS.

         Our carbon fiber operations utilize high temperature processes, substantial electrical current and industrial gases which potentially can be subject to volatile chemical reactions. We believe that our current plant design and operating procedures minimize operational risks associated with these factors. However, as a result of mechanical or human failure or unforeseen conditions or events related to our manufacturing and engineering processes or otherwise, our manufacturing capacity could be materially limited or temporarily interrupted.

ONGOING LITIGATION IN WHICH WE ARE INVOLVED COULD RESULT IN OUR HAVING TO PAY SUBSTANTIAL DAMAGES.

         We are party to various legal actions as either plaintiff or defendant. We are party to an action filed in the Court of Common Pleas of Cuyahoga County, Ohio, by the former owners of Hardcore Composites Operations LLC against each of Hardcore and us alleging breach by Hardcore and us of our respective obligations under a sublease, guaranty and settlement agreement entered into in connection with the former owner's sale of Hardcore. In October 2004, the Court ruled in favor of the former owner of Hardcore Composites in the amount of $1.1 million. We have recorded an accrual of $1.1 million in respect of the possible liability in this matter. We are vigorously defending this motion and have filed counterclaims and an appeal. Additionally, as previously disclosed, we were named a defendant in a civil action filed by a former investment banker that was retained by us to obtain equity investors, alleging that we breached our obligations under the agreement signed by the parties. The investment banker alleges that it is owed commission from the equity investment we obtained from a different source. We have asserted various defenses, including that the investment banker breached the agreement by not performing reasonable efforts to obtain financing for us, and therefore, the we terminated the agreement prior to obtaining new financing. A decision granting summary judgment against us was entered in April 2005 and a trial on damages took place in December 2005, for which a judgment has not been filed. We are vigorously defending this matter, have filed counterclaims and will file an appeal once the damage judgment is rendered. The ultimate outcome of these actions and other pending litigation and the estimates of the potential future impact on our operating results, financial condition and cash flows for these proceedings could have a material adverse effect on our business. In addition, we may incur additional legal costs in connection with pursuing and defending such actions.

WE DEPEND ON A SINGLE SUPPLIER FOR RAW MATERIAL USED IN SALES TO A SIGNIFICANT CUSTOMER.

            In the fiscal years ended September 30, 2005 and 2004, we reported sales of $8.6 million and $7.2 million, respectively, to a major aircraft brake manufacturer, which was the only customer that represented greater than 10% of our total consolidated revenues. For sales of our carbon fiber brake pads to this customer, we currently obtain acrylic fiber precursor, the principal raw material for our carbon fibers, from a single supplier whose fibers have been approved for use in this customer's aircraft programs. During the last year, this supplier underwent reorganization proceedings and temporarily ceased production for a period until the supplier was purchased by new ownership. Currently, supplier approval procedures make it difficult to qualify additional or substitute suppliers for this customer. Our sales to the customer would be adversely affected if we were unable to continue to receive precursor at prices and on terms presently made available to us by this sole supplier. As part of our growth strategy we have developed our own precursor acrylic fibers which are used as the principal raw material for all of our carbon fibers, with the exception of the aircraft brake products sold to a major aircraft brake manufacturer. The primary source of raw material for the precursor is ACN (acrylonitrile), which is a commodity product with multiple sources.

RISKS RELATING TO THIS OFFERING OF COMMON STOCK

OUR STOCK PRICE HAS BEEN VOLATILE AND MAY CONTINUE TO FLUCTUATE.

         Our stock price has fluctuated substantially over the past year. Future announcements concerning us or our competitors or customers, quarterly variations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by us or our competitors, developments regarding proprietary rights, changes in earnings estimates by analysts or reports regarding us or our industry in the financial press or investment advisory publications, among other factors, could cause the market price of our common stock to fluctuate substantially. In addition, stock prices for many technology companies fluctuate widely for reasons often unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, such as recessions, world events, military conflicts or market or market-sector declines, may materially and adversely affect the market price of the common stock. In addition, we believe that electronic bulletin board postings regarding us could in the future contribute to volatility in the market price of the common stock. Any information concerning us, including projections of future operating results, appearing in investment advisory publications or on-line bulletin boards, or otherwise emanating from a source other than us, should not be relied upon as having been supplied or endorsed by us.

OUR PRINCIPAL SHAREHOLDER HAS VOTING CONTROL OVER US.

         Zsolt Rumy, our founder and principal shareholder, owns approximately 28% of our outstanding shares of common stock. As a result, he has effective voting control over us, including the election of directors, and is able to effectively prevent an affirmative vote which would be necessary for a merger, sale of assets or similar transaction, irrespective of whether other shareholders believe such a transaction to be in their best interests. Our Articles of Incorporation and By-laws do not provide for cumulative voting in the election of directors.

OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE PREFERRED STOCK WHICH COULD AFFECT THE RIGHTS OF HOLDERS OF COMMON STOCK.

         Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. Holders of common stock will have no preemptive rights to subscribe for a pro rata portion of any preferred stock which may be issued. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. The possible impact on takeover could adversely affect the price of the common stock. Although we have no present intention to issue any shares of preferred stock, we may do so in the future.

OUR CLASSIFIED BOARD OF DIRECTORS COULD DISCOURAGE A CHANGE IN CONTROL.

         Our Articles of Incorporation divide our board of directors into three classes, with three-year staggered terms. The classified board provision could increase the likelihood that, in the event an outside party acquired a controlling block of our stock, incumbent directors nevertheless would retain their positions for a substantial period, which may have the effect of discouraging, delaying or preventing a change in control. The possible impact on takeover attempts could adversely affect the price of the common stock.

FUTURE SALES OF COMMON STOCK COULD AFFECT THE PRICE OF COMMON STOCK.

         No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of the common stock.

THIS OFFERING WILL RESULT IN A SUBSTANTIAL AMOUNT OF PREVIOUSLY UNREGISTERED SHARES OF OUR COMMON STOCK BEING REGISTERED, WHICH MAY DEPRESS THE MARKET PRICE OF OUR STOCK.

         As of May 1, 2006, the number of outstanding shares of our common stock freely tradable on the Nasdaq National Market and not owned by the selling shareholders was approximately 22,010,532. Assuming all shares of common stock registered by the registration statement of which this prospectus is a part, this amount will increase to 29,015,754. The sale of the shares of common stock in this offering could depress the market price of our common stock.

WE DO NOT CURRENTLY INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

         We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the information incorporated by reference in this prospectus contains certain statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The terms "Zoltek," "Company," "we," "our" and "us" refer to Zoltek Companies, Inc. The words "expect," "believe," "goal," "plan," "intend," "estimate," and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements appear in this Prospectus and the documents incorporated herein by reference, particularly "Prospectus Summary," "Risk Factors,"

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding the intent, belief or current expectations of us, our directors and officers with respect to, among other things: (1) our financial prospects; (2) our growth strategy and operating strategy including the focus on facilitating acceleration of the introduction and development of mass market applications for carbon fibers; (3) our current and expected future revenue; and (4) our ability to complete financing arrangements that are adequate to fund current operations and our long-term strategy.

         You are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (1) our ability to profitably operate our formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; (2) our ability to successfully add and operate new capacity for the production of carbon fiber and precursor raw material; (3) our ability to execute plans to exit our specialty products business and reduce costs; (4) our ability to achieve profitable operations; (5) our ability to raise new capital and increase our borrowing at acceptable costs; (6) our ability to manage changes in customers' forecasted requirements for our products; (7) our ability to continue investing in application and market development; (8) our ability to manufacture low-cost carbon fibers and profitably market them; and (9) our ability to penetrate existing, identified and emerging markets.

         Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Commission, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

                               USE OF PROCEEDS

         The selling shareholders will receive all of the net proceeds from the sale of shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the resale of shares of common stock offered by this prospectus. To the extent all of the outstanding warrants currently held by the selling shareholders in this prospectus are exercised at their current exercise prices, we would receive approximately $32,764,259 million in cash proceeds (unless such warrants are exercised on a cashless basis pursuant to their terms) upon such exercise of all of such warrants to purchase 2,013,161 shares of common stock registered under the registration statements of which this prospectus forms a part, which would be used for general working capital purposes and capital expenditures. The selling shareholders are not obligated to exercise any of the outstanding warrants held by them and included in this prospectus. The exercise prices of all of these outstanding warrants range from $.01 to $28.06 per share.

                       PRICE RANGE OF OUR COMMON STOCK

         Our common stock has been quoted on the Nasdaq National Market under the symbol "ZOLT" since our initial public offering. Set forth below are the high and low bid quotations as reported by the Nasdaq National Market for the periods indicated. Such prices reflect interdealer prices, without retail mark-up, mark-down or commission:

                                                               HIGH      LOW
                                                               ----      ---

           FISCAL YEAR ENDED SEPTEMBER 30, 2004
             First quarter.................................   $ 6.99   $ 2.43
             Second quarter................................    11.21     5.05
             Third quarter.................................    10.67     6.75
             Fourth quarter................................     9.22     6.59

           YEAR ENDED SEPTEMBER 30, 2005
             First quarter.................................   $15.10   $ 8.49
             Second quarter................................    18.26    10.78
             Third quarter.................................    14.70     8.87
             Fourth quarter................................    13.70     9.28

           YEAR ENDING SEPTEMBER 30, 2006
             First quarter.................................   $13.24   $ 8.03
             Second quarter ...............................    24.00     8.38
             Third quarter (through May 17, 2006...........    39.74    19.87

         There were approximately 12,500 shareholders of record of our common stock as of May 1, 2006.

                               DIVIDEND POLICY

         The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors. Dividends paid in the future are dependent on our earnings, financial condition and other factors. We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business and for general corporate purposes. Furthermore, the declaration and payment of cash dividends is prohibited without the consent of certain of our lenders. Our board of directors will review our dividend policy from time to time in the future.

                        DESCRIPTION OF CAPITAL STOCK

GENERAL

         We are authorized to issue 50,000,000 shares of common stock, and 1,000,000 shares of preferred stock, par value $.01 per share, which may be issued in one or more series.

COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then standing for election. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding down of our business, the holders of common stock would share ratably in all remaining assets which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no statutory conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

PREFERRED STOCK

         We are authorized to issue preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock.

DIVIDENDS

         We presently intend to retain future earnings in order to provide funds for the operation and expansion of our business. Furthermore, the declaration and payment of cash dividends is prohibited without the consent of certain of our lenders. Future dividends, if any, also will depend, in the discretion of the board of directors, on our earnings, financial condition, capital requirements and other relevant factors.

PROVISIONS REGARDING CERTAIN BUSINESS COMBINATIONS

         CLASSIFICATION OF BOARD OF DIRECTORS. Our bylaws provide for a classified board of directors, with one-third of the entire board of directors being elected each year and with directors serving for terms of three years. Directors are elected by a plurality of votes cast. While this provision promotes stability and continuity of the board of directors, classification of the board of directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in our common stock. This could impede a change of control that is opposed by a majority of our board of directors.

         CERTAIN STATUTORY PROVISIONS. We are subject to the business combination provisions under Missouri law, which allow our board of directors to retain discretion over the approval of certain business combinations. We are also subject to the control share acquisition provisions under Missouri law, which places restrictions on the voting rights of an acquiror with respect to any shares of voting stock which increase its beneficial ownership to more than specified thresholds unless certain conditions are satisfied. These provisions may make it more difficult for there to be a change of control or for us to enter into certain business combinations than if we were not subject to these provisions.

         Under Missouri law, a person (or persons acting as a group) who acquires 20% or more of the outstanding stock of an "issuing public corporation" will not have voting rights, unless: (1) such acquiring person satisfies certain statutory disclosure requirements, and (2) the restoration of voting rights to such acquiring person is approved by the issuing public corporation's shareholders. Additional shareholder approval is required to restore voting rights when an acquiring person has acquired one-third and a majority, respectively, of the outstanding stock of the issuing public corporation.

         Missouri law also regulates a broad range of "business combinations" between a "resident domestic corporation" and an "interested shareholder." "Business combination" is defined to include, among other things, mergers, consolidations, share exchanges, asset sales, issuances of stock or rights to purchase stock and certain related party transactions. "Interested shareholder" is defined as a person who: (1) beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a resident domestic corporation or (2) is an affiliate of a resident domestic corporation and at any time within the last five years has beneficially owned 20% or more of the voting stock of such corporation. Missouri law prohibits a resident domestic corporation from engaging in a business combination with an interested shareholder for a period of five years following the date on which the person became an interested shareholder, unless the board of directors approved the business combination before the person became an interested shareholder. Business combinations after the five-year period following the stock acquisition date are permitted only if
(1) the board of directors approved the acquisition of the stock prior to the acquisition date, (2) the business combination is approved by the holders of a majority of the outstanding voting stock (other than the interested shareholder), and (3) the consideration to be received by shareholders meets certain statutory requirements with respect to form and amount.

         We believe that we are both an "issuing public corporation" and a "resident domestic corporation" subject to the Missouri takeover statutes described above. Missouri law defines each type of entity as including a Missouri corporation having: (1) one hundred or more shareholders; (2) its principal place of business, principal office or substantial assets in Missouri; and (3) certain prescribed percentages of stock ownership by Missouri residents. While we believe we would be subject to such takeover statutes, there can be no assurance that a court of competent jurisdiction ultimately would so hold.

LISTING

         Our common stock is listed on the Nasdaq National Market under the trading symbol "ZOLT."

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our stock is UMB Bank, N.A., St. Louis, Missouri.

                     PRINCIPAL AND SELLING SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

         The following table indicates, as of May 15, 2006, the beneficial ownership of our common stock by each of the following persons:

         o each shareholder known by us to own beneficially more than 5% of our common stock;
         o  each of our directors and named executive officers; and
         o  all directors and executive officers as a group.

                                                                   NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                              BENEFICIALLY OWNED           PERCENT OF CLASS(1)
------------------------------------                              ------------------           -------------------

DIRECTORS AND NAMED EXECUTIVE OFFICER
-------------------------------------
Zsolt Rumy(2)                                                         6,407,708(3)                    28.0%
Kevin Schott                                                             16,000                           *
David Harding(4)                                                                                          *
Linn Bealke                                                             373,615(5)                     1.7%
James W. Betts                                                           97,500(6)                        *
Charles A. Dill                                                         265,576(7)                     1.2%
John F. McDonnell                                                       689,508(8)                     3.0%
John L. Kardos                                                           85,000(9)                        *
All directors and executive officers as a group (8 persons)           7,934,907(10)                   33.1%

5% OR GREATER SHAREHOLDERS(1)
Zsolt Rumy                                                            6,407,501(3)                    28.0%
Omicron Master Trust                                                  2,454,280(11)                    9.9%
Third Point LLC                                                       1,500,000(12)                    6.7%
                                   - 11 -


---------
*   Less than one percent

(1) Based upon 22,202,695 shares of our common stock issued and outstanding as of May 1, 2006 and, for each director or executive officer or the group, the number of shares subject to options, warrants or conversion rights that may be acquired upon exercise thereof by such director or executive officer or the group within 60 days of May 1, 2006.

(2) The business address of Mr. Rumy is: c/o Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri 63044.

(3) Includes (a) 225,000 shares subject to presently exercisable stock options, (b) an aggregate of 357,142 shares as deemed to be beneficially owned by Mr. Rumy by virtue of his right to convert into common stock certain convertible debentures issued by us, and
         (c) an aggregate of 74,032 shares subject to presently exercisable warrants to purchase common stock.

(4) Mr. Harding resigned as an executive officer of our company in January 2006.

(5) Includes (a) 52,500 shares subject to presently exercisable stock options, (b) an aggregate of 285,715 shares as deemed to be beneficially owned by Mr. Bealke by virtue of his right to convert into common stock certain convertible debentures issued by us.

(6)      Includes 75,000 shares subject to presently exercisable stock options.

(7) Includes (a) 75,000 shares subject to presently exercisable stock options, (b) an aggregate of 28,571 shares deemed to be beneficially owned by Mr. Dill by virtue of his right to convert into common stock certain convertible debentures issued by us, and
         (c) an aggregate of 23,977 shares subject to presently exercisable warrants to purchase common stock.

(8) Includes (a) 60,000 shares subject to presently exercisable stock options, (b) an aggregate of 357,142 shares as deemed to be beneficially owned by Mr. McDonnell by virtue of his right to convert into common stock certain convertible debentures issued by us, and (c) an aggregate of 74,032 shares subject to presently exercisable warrants to purchase common stock.

(9)      Includes 75,000 shares subject to presently exercisable stock options.

(10) Includes (a) 562,500 shares subject to presently exercisable stock options, (b) an aggregate of 1,028,570 shares as deemed to be beneficially owned by the named person by virtue of the right to convert into common stock certain convertible debentures issued by us, and (c) an aggregate of 177,041 shares subject to presently exercisable warrants to purchase common stock.

(11) Includes (a) an aggregate of 1,330,105 shares as deemed to be beneficially owned by virtue of the right to convert into common stock certain convertible debentures and convertible notes issued by us, and (b) an aggregate of 1,074,175 shares subject to presently exercisable warrants to purchase common stock. Pursuant to the terms of the convertible debentures, convertible notes and warrants held by Omicron Master Trust, the number of shares of common stock which may be acquired upon conversion of the convertible debentures and convertible notes and upon exercise of the warrants is limited to an amount, when combined with all of shares of common stock beneficially owned by Omicron Master Trust, equal to not more than 9.9% of the total number of issued and outstanding shares of common stock. Omicron Master Trust disclaims beneficial ownership of any common stock in excess of such amount. The business address for Omicron Master Trust is: c/o Omicron Capital, L.P., 650 Fifth Avenue, 24th Floor, New York, New York 10019.

                                   - 12 -


(12) The information is based on a Schedule 13G, dated April 28, 2006, jointly filed by Third Point LLC and Daniel S. Loeb. The information in the Schedule 13G indicates that Third Point LLC and Mr. Loeb share voting and/or investment power over such shares. The business address for Third Point LLC and Mr. Loeb is 390 Park Avenue, 18th Floor, New York, New York 10022.

SELLING SHAREHOLDERS

         The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling shareholders as of the date of this prospectus, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling shareholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

         The number of shares of common stock that may be actually purchased by certain selling shareholders under the warrants and the number of shares of common stock that may be actually sold by each selling shareholder will be determined by such selling shareholder. Because certain selling shareholders may purchase all, some or none of the shares of common stock which can be purchased under the warrants and each selling shareholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering. For purposes of the table below, it is assumed that the selling shareholders will sell all shares listed in this prospectus which they may receive upon the conversion of the senior convertible notes and the exercise of all warrants to which they are entitled. Information concerning the selling shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.

                                                 SELLING SHAREHOLDER TABLE

                              SHARES BENEFICIALLY OWNED PRIOR TO                            SHARES BENEFICIALLY OWNED AFTER
                                         THE OFFERING                                                THE OFFERING
                              ----------------------------------                            -------------------------------
                                                                    NUMBER OF SHARES
           NAME                    NUMBER           PERCENT(1)(2)      OFFERED(3)            NUMBER           PERCENT
---------------------------------------------------------------------------------------------------------------------------
Cranshire Capital, L.P.           558,178(3)           2.5%             741,682(4)            (10)              (10)
Iroquois Capital, L.P.            488,638(4)           2.2%             672,142(5)            (10)              (10)
Midsummer Investment, Ltd.        639,887(5)           2.8%             823,392(6)            (10)              (10)
Omicron Master Trust, L.P.      2,454,280(6)           9.9%           3,223,095(7)            (10)              (10)
Rockmore Investment Master
  Fund, Ltd.                      317,125(7)           1.4%             457,174(8)            (10)              (10)
Smithfield Fiduciary, LLC         688,300(8)           3.0%             949,958(9)            (10)              (10)
Andrew S. Bauer                    19,075               *                19,075               (10)              (10)
Richard D. Bauer                   19,075               *                19,075               (10)              (10)
Louis N. Goldring 2004 Trust I     25,000               *                25,000               (10)              (10)
Gulfstream Partnership             25,000               *                25,000               (10)              (10)
Lyle F. Gulley, Jr. IRA             4,630               *                 4,630               (10)              (10)
CHW LLC                            23,149               *                23,149               (10)              (10)
TOTAL

---------
*  Less than 1%

(1) The percentage ownership for each person or entity in the Selling Shareholder table is calculated pursuant to Rule 13d-3(d)(1)(i), as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and based upon 22,202,695 shares of our common stock issued and outstanding as of May 1, 2006. The calculation of this percentage assumes the exercise of all warrants and the conversion of all convertible


                                   - 13 -


         securities, if any, held by that person or entity. In addition, pursuant to Rule 13d-3(d)(1)(i), this calculation is done assuming the exercise or conversion of the above listed securities by that specific person or entity for purposes of calculating the percentage of outstanding securities and are not assumed exercised or converted for purposes of calculating the percentage of outstanding securities of any other person or entity listed in this prospectus.

(2) The terms of the senior convertible notes and the associated warrants provide that the securities are convertible or exercisable on any given date only to the extent that the number of shares of common stock then issuable upon the conversion or exercise of the securities, together with any other shares of common stock beneficially owned by the investors or any of their affiliates (excluding for this purpose shares of common stock which may be deemed beneficially owned through the ownership of the unconverted or unexercised securities) would not exceed 9.9%. Accordingly, the investors' ability to fully convert or exercise the securities registered herein may be limited by the terms of the securities.

(3) Under our registration rights agreement with the selling shareholders, we agreed to register that number of shares determined by assuming that the conversion price of our convertible notes equals 75% of the currently applicable conversion price.

(4) Mitchell P. Kopin, the president of Downview Capital, Inc., the general partner of Cranshire Capital, L.P, has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(5) Joshua Silverman has voting control and investment decision over securities held by Iroquois Capital, LP. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital, LP.

(6) Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.

(7) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Exchange Act. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(8) Bruce Bernstein has voting control and investment decision over securities held by Rockmore Investment Master Fund, Ltd. Mr. Bernstein disclaims beneficial ownership of the shares held by Rockmore Investment Master Fund, Ltd.

(9) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(10) The selling shareholders may, in connection with this prospectus, offer all or some portion of the common stock they presently hold. Accordingly, no estimate can be given as to the amount of the common stock that will be held by each selling shareholder upon termination of any such sales.

Senior Convertible Notes and All Associated Warrants

SEPTEMBER 2005 FINANCING

         On September 30, 2005, we announced that we had entered into an agreement for the private placement of up to $50 million aggregate principal amount of 7.5% senior secured convertible notes (the "September 2005 notes") pursuant to the terms of a Loan and Warrant Agreement, dated as of September 29, 2005, among us and a group of institutional investors. Under the Loan Agreement, the September 2005 notes would be issued in up to four tranches, with the first tranche being for $5 million principal amount of notes, the second tranche for up to $15 million principal amount of notes, the third tranche for up to $20 million principal amount of notes, and the fourth tranche for up to $10 million principal amount of notes. At our option, we could require the closing of the third tranche to occur at any time after the later to occur of (1) the effective date of the registration statement to be filed by us covering resale of the shares of our common stock issuable in connecton with the first tranche and the second tranche, and (2) the 120th day following the closing of the first tranche. At our option, if the average closing price of our common stock is equal to or exceeds $16.00 for 30 trading days, we could require the closing of the fourth tranche to occur at any time after the later to occur of (1) the effective date of the registration statement to be filed by us covering resale of the common stock issuable in connecton with third tranche, and (2) the 120th day following the closing of the third tranche. In addition, the institutional investors had an option, exercisable at any time prior to the one-year anniversary of the effective date of the registration statement filed by us covering resale of our common stock with respect to the first tranche, to require the closing of the third tranche and the fourth tranche.

         The closing of the funding of the first tranche was completed on September 30, 2005, and closing of the second tranche was completed on November 30, 2005. On February 6, 2006, we completed the closing of $10 million principal amount of notes pursuant to the third tranche. In connection with the closing, the institutional investors waived certain conditions in the Loan Agreement with respect to the timing of the funding of the third tranche, including the condition requiring an effective registration statement covering resale of the shares of our common stock issuable in connection with the first tranche and the second tranche. On April 28, 2006, we entered into an Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement with the institutional investors which revised the terms of the Loan Agreement and the additional senior secured convertible notes and warrants to be issued thereunder. Please see "--Amended September 2005 Financing" below for information regarding this amendment and the related financings.

         The September 2005 notes are convertible into shares of our common stock. The intial conversion prices of the notes issued in the first tranche, the second tranche and the February 2006 closing of the third tranche are $12.50, $12.50 and $13.07, respectively, subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales (subject to adjustment). The September 2005 notes bear interest at the rate of 7.5% per annum, payable quarterly, and are due and payable upon the expiration of their 42-month term. The interest on the September 2005 notes may be paid in cash or, at our option, in our common stock if certain conditions are satisfied as set forth in the notes. If we choose to pay the interest in our common stock, the price will be based on 90% of the average of the daily volume weighted average price for the 20 days prior to the interest payment date. The September 2005 notes are secured by a pledge of certain real property and fixed assets associated with the operations of Zoltek Rt., our Hungarian subsidiary.

         The investors in the September 2005 notes also received warrants to purchase shares of our common stock representing 35% of the number of shares into which the notes are convertible (the "September 2005 warrants"). The September 2005 warrants have five-year terms. The exercise prices of the September 2005 warrants issued in the first tranche, the second tranche and the February 2006 closing of the third tranche were $14.50, $14.50 and $15.16, respectively, subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales.

         In connection with the closing of the first tranche on September 30, 2005, the second tranche on November 30, 2005, and a portion of the third tranche on February 6, 2006, we issued September 2005 notes in the aggregate principal amount of $5 million, $15 million and $10 million, respectively, which notes are intiallly convertible into an aggregate of 400,000, 1,200,000 and 765,111 shares of common stock, respectively. In addition, we issued September 2005 warrants to purchase an aggregate of 872,789 shares of our common stock. The issuance of the September 2005 notes and the September 2005 warrants is referred to herein as the "September 2005 Financing." The proceeds, after issuance costs, from the closing of the first tranche and the second tranche of the September 2005 Financing were used for working capital and the expansion of carbon fiber operations to meet demand.

AMENDED SEPTEMBER 2005 FINANCING

         On April 28, 2006, we announced that we had entered into an Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement, dated as of April 28, 2006, which amends various terms of our previously announced Loan and Warrant Agreement, dated as of September 29, 2005 with a group of institutional investors. The Amendment, among other things, provides for an additional $10 million of senior convertible notes to be issued under the Loan Agreeement, thereby permitting us to fund up to an additional $30 million of senior convertible notes under the Loan Agreement.

         Under the Amendment, the terms of the original Loan Agreement have been revised to provide that the remaining $30 million of funding under the Loan Agreement will be made in two separate closings of $20 million and $10 million, respectively. The senior convertible notes to be issued under the Loan Agreement (the "Additional September 2005 notes") will be convertible into shares of our common stock at an intial conversion price of $25.51 per share (subject to adjustment). The Additional September 2005 notes will mature 42 months from the closing date and will bear interest, payable quarterly, at the rate of 7.5% per annum for 18 months, and therafter at LIBOR plus four percent per annum. The interest on the Additional September 2005 notes may be paid in cash or, at our option, in our common stock if certain conditions are satisfied as set forth in the Additional September 2005 notes. If we choose to pay the interest in common stock, the price will be based on 90% of the average of the daily volume weighted average price for the 20 days prior to the interest payment date. The notes are secured by a pledge of certain real property and fixed assets associated with the operations of Zoltek Rt., our Hungarian subsidiary.

         Pursuant to the Amendment, in connection with the additional $30 million of Additional September 2005 notes we will issue to the investors warrants to purchase an aggregate of up to 411,521 shares of common stock at an initial exercise price of $28.06 per share, and up to 111,113 shares of common stock at an initial exercise price of $.01 per share (collectively, the "Additional September 2005 warrants"). The Additional September 2005 warrants have five-year terms.

         The conversion prices of the Additional September 2005 notes and the exercise prices of the Additional September 2005 warrants are both subject to adjustment under certain circumstances, as set forth in the Additional September 2005 Notes and the Additional September 2005 warrants. The number of shares of common stock issuable under the Additional September 2005 notes and the Additional September 2005 warrants may be adjusted based upon the occurrences of certain events described therein such as our declaration of a stock dividend, a subdivision or combination of our outstanding shares of common stock, a reclassification of the our outstanding securities (including due to reorganization of our company) or the issuance of common equity securities at a price less than the applicable conversion or exercise price.

         In connection with the Amendment, the investors agreed to convert the entire $20 million aggregate principal amount of senior convertible notes previously issued by us to the Lenders in February 2005 into approximately 1,000,000 shares of Common Stock, and to exercise associated warrants held by the Lenders for approximately 1,052,000 shares of Common Stock. The conversion of these notes and exercise of the related warrants by the Lenders will eliminate future derivative accounting treatement for these instruments which resulted in our recording non-cash expense or income arising from fluctuations in the market price of our common stock and corresponding changes in the fair value of the convertible notes and warrants.

         The first closing under the Amendment was completed on May 15, 2006, and on such date we issued to the investors $20 millon aggregate principal amount of Additional September 2005 Notes. In addition, we also issued to the investors Additional September 2005 warrants to purchase up to an aggregate of 111,113 shares of common stock with an exercise price of $.01 per share and Additional September 2005 warrants to purchase up to 274,406 shares of common stock with an exercise of $28.06 per share.

FEBRUARY 2005 FINANCING

         On February 9, 2005, we issued and sold in a private placement $20.0 million principal amount of our senior convertible notes due August 9, 2008 (the "February 2005 notes") to institutional private equity investors. The February 2005 notes initially are convertible into an aggregate of 1,000,000 shares of our common stock at a conversion price of $20.00 per share, subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales. In connection with the September 2005 Financing, we have agreed with the investors that the conversion price of the February 2005 notes will be reduced based on the market price of our common stock on the nine-month anniversary of the closing of the second tranche of the September 2005 financing. The adjusted conversion price will be equal to 90% of the market price of our common stock, but will not be less than $12.50 nor exceed $20.00. The investors also received warrants to purchase up to 457,142 additional shares of our common stock (the "February 2005 warrants") which have a term of four years and are initially exercisable at $17.50 per share, subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales. Holders of the February 2005 notes are entitled to receive interest at a variable rate of six-month LIBOR plus 4% per annum, payable quarterly, and the February 2005 notes are due and payable in August 2008. Subject to certain limitations, interest due on the February 2005 notes may be paid, at our option, in cash or shares of our common stock, valued at a 10% discount to the daily volume weighted average prices (as reported by Bloomberg) during the 20-day period prior to the applicable payment. Subject to certain restrictions, at any time and at the option of the investor, all or any portion of a February 2005 note then outstanding may be converted into shares of our common stock at a conversion price of $20.00. In addition, the February 2005 notes and the February 2005 warrants are subject to certain anti-dilution protection, including certain provisions requiring a reduction of the conversion and exercise prices if we issue or agree to issue our common stock at a price per share less than the conversion or exercise price. The issuance of the February 2005 notes and the February 2005 warrants is referred to herein as the "February 2005 Financing." The proceeds, after issuance costs, from the February 2005 Financing were used for the repayment of mortgage debt of approximately $6.3 million and for the expansion of carbon fiber operations to meet demand.

OCTOBER 2004 FINANCING

         On October 14, 2004, we issued and sold in a private placement $20.0 million of our 7.5% senior secured convertible notes (the "October 2004 notes") to institutional private equity investors. The October 2004 notes have a stated maturity of 42 months and upon issuance were convertible into an aggregate of 2,105,263 shares of our common stock at a conversion price of $9.50 per share for each investor. The conversion price is subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales. The investors also received warrants to purchase an aggregate of 500,000 additional shares of our common stock (the "October 2004 warrants") which have a term of six years and are exercisable at $13.00 per share, subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales. Holders of the October 2004 notes are entitled to receive interest at the rate of 7.5% per annum, payable quarterly, and the October 2004 notes are due and payable on April 14, 2008. Subject to certain limitations, interest due on the October 2004 notes may be paid, at our option, in cash or shares of our common stock, valued at a 7% discount to the daily volume weighted average prices during the 20-day period prior to the applicable payment. Subject to certain restrictions, at any time at the option of the investor or us, all or any portion of the October 2004 notes may be converted into shares of our common stock at a conversion price of $9.50. In addition, the senior secured notes and the 2004 warrants are subject to certain anti-dilution protection, including certain provisions requiring a reduction of the conversion and exercise prices if we issue or agree to issue common stock at a price per share less than the conversion or exercise price. The issuance of the senior secured notes and the 2004 warrants is referred to herein as the "October 2004 Financing." The proceeds, after issuance costs, from the October 2004 Financing were used to reduce existing Hungarian bank debt by approximately $12.0 million and the balance was used for working capital purposes. In October 2005, the investors converted $6,855,513 principal amount of the October 2004 notes into an aggregate of 721,633 shares of our common stock.

MARCH 2004 FINANCING

         In March 2004, we issued and sold convertible debentures in the aggregate principal amount of $5.75 million to institutional private equity investors and Mr. Dill ($750,000) who is member of our board of directors. The convertible debentures have a stated maturity of 30 months and bear interest at 6% per annum and have been converted into 895,908 shares of common stock at a conversion price of $6.25 per share for each investor other than Mr. Dill and $7.82 per share for Mr. Dill. We also issued to the investors five-year warrants to purchase an aggregate of 223,997 shares of common stock at an exercise price of $7.50 per share for each investor other than Mr. Dill whose warrants have an exercise price of $7.82 per share (the "March 2004 warrants"). The March 2004 warrants are subject to certain anti-dilution protections, including certain provisions requiring a reduction of the conversion and exercise price if we issue or agree to issue our common stock at a price per share less than the conversion or exercise price. Proceeds from the issuance of these convertible debentures are being used for working capital and capital expenditures. Shares issuable upon exercise of the March 2004 warrants are being registered pursuant to this Registration Statement.

JANUARY 2004 FINANCING

         In January 2004, we issued and sold convertible debentures in the aggregate principal amount of $7.0 million to institutional private equity and other investors (including $250,000 to each of Mr. Rumy and Mr. McDonnell who are members of our Board of Directors). The convertible debentures have a stated maturity of 30 months and bear interest at 6% per annum and are convertible into 1,295,954 shares of common stock at the date of issuance at a conversion price of $5.40 per share for each investor other than Messrs. Rumy and McDonnell and $5.42 per share for each of Messrs. Rumy and

McDonnell. We also issued to the investors five-year warrants to purchase an aggregate of 323,994 shares of our common stock at an exercise price of $5.40 per share for each investor other than Messrs. Rumy and McDonnell and $5.42 per share for each of Messrs. Rumy and McDonnell (the "January 2004 warrants"). The January 2004 warrants are subject to certain anti-dilution protections, including certain provisions requiring a reduction of the conversion and exercise price if we issue or agree to issue our common stock at a price per share less than the conversion or exercise price. Proceeds from the issuance of these convertible debentures were used for working capital purposes. Shares issuable upon exercise of the January 2004 warrants are being registered pursuant to this Registration Statement.

FEBRUARY 2003 FINANCING

         In February 2003, we entered into a debenture purchase agreement, dated as of February 13, 2003, under which we issued and sold to 14 investors, including certain directors, subordinated convertible debentures in the aggregate principal amount of $8.1 million. The subordinated convertible debentures have stated maturities of five years, bear interest at 7% per annum and are convertible into an aggregate of 2,314,286 shares of our common stock at a conversion price of $3.50 per share. We also issued to the investors five-year warrants to purchase an aggregate of 405,000 shares of our common stock at an exercise price of $5.00 per share (the "February 2003 warrants"). Proceeds from the issuance of these convertible debentures were used to repay existing borrowings as well as for working capital. Shares issuable upon exercise of the February 2003 warrants are being registered pursuant to this Registration Statement.

         We entered into a registration rights agreement in connection with each of the September 2005, February 2005, October 2004, March 2004, January 2004 and February 2003 financings described above. Pursuant to the registration rights agreements, we agreed to initially register a number of shares of common stock in the registration statement, of which this prospectus is a part, equal to the number of shares of common stock into which the senior convertible notes are convertible and for which all of the associated warrants are exercisable for. The September 2005 notes, February 2005 notes and the October 2004 notes are convertible into an aggregate of 4,799,898 shares of our common stock. If all of the September 2005 warrants, February 2005 warrants, October 2004 warrants, March 2004 warrants, January 2004 warrants and February 2003 warrants are exercised, we would issue another 2,013,161 shares of our common stock.

         The selling shareholders, including their transferees, pledgees, donees or other successors, may from time to time offer and sell pursuant to this prospectus any or all of the common stock issuable upon the conversion of the senior convertible notes or upon the exercise of the warrants. Any selling shareholder may also elect to not sell any common stock issuable upon the conversion of the senior convertible notes or upon the exercise of the warrants held by such selling shareholder. Only the common stock issuable upon the conversion of the senior convertible notes or upon the exercise of the warrants listed below or in any prospectus supplement hereto may be offered for resale by the selling shareholders pursuant to this prospectus. None of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in or receipt of our securities.

                            PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

         o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o  a combination of any such methods of sale; and

         o  any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares (including underlying shares) owned by them or that they have a right to acquire upon exercise or conversion and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

         Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

         The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling shareholders and/or the purchasers. Each selling shareholders has represented and warranted to the company that it acquired the common stock subject to this Registration Statement in the ordinary course of such selling shareholder's business and, at the time of its purchase of such common stock, such selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We have advised each selling shareholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this Registration Statement.

         We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Thompson Coburn LLP.

                                   EXPERTS

         The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2005, have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                     WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act of 1933, as amended, to register the shares of common stock offered in this offering. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy our registration statement and the attached exhibits and schedules without charge at the public reference room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. You may also inspect reports, proxy and information statements and other information that we file electronically with the Securities and Exchange Commission without charge at its Internet site, http://www.sec.gov.

         This prospectus constitutes part of the registration and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. Each statement concerning these documents is qualified in its entirety by such reference.

                         INCORPORATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus. The information incorporated by reference in this prospectus is accurate only as of the date of the information on the front cover of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus or any sale of the common stock.

         This prospectus incorporates by reference the documents listed below, which we have filed with the SEC:

         o our Annual Report on Form 10-K for our fiscal year ended September 30, 2005, filed with the SEC on January 3, 2006;

         o our Quarterly Reports on Form 10-Q for our fiscal quarter ended December 31, 2005, filed with the SEC on February 9, 2006 and for our fiscal quarter ended March 31, 2006, filed with the SEC on May 11, 2006;

         o our Current Reports on Form 8-K filed with the SEC on October 3, 2005, December 2, 2005, January 24, 2006, February 8, 2006,
            May 1, 2006 and May 16, 2006; and

         o our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 25, 2006.


         This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

         Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

         Requests for such documents should be directed to:

                  Attn. Jill Schmidt
                  Zoltek Companies, Inc.
                  3101 McKelvey Road
                  St. Louis, Missouri 63044
                  Telephone: (314) 291-5110

         You may also access the documents incorporated by reference in this prospectus through our website www.zoltek.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

                              7,005,222 Shares

                               [ZOLTEK logo]

                           ZOLTEK COMPANIES, INC.

                                COMMON STOCK

                        ----------------------------

                                 PROSPECTUS

                        ----------------------------




                                           , 2006

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts except for the SEC registration fee are estimates.

                SEC registration fee                        $24,931
                Legal fees and expenses                      20,000
                Accounting fees and expenses                 20,000
                Miscellaneous                                 5,069
                                                            -------

                     Total                                  $70,000
                                                            =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 351.355(1) and (2) of the General Business Corporation Law of the State of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such person against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Missouri law also provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Under Missouri law, a corporation may also provide additional indemnification to any person indemnifiable under subsection (1) or (2) above, provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act.

         Additionally, Missouri law allows a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (c) for declaration and payment of illegal dividends or (d) for any transaction from which the director derived an improper personal benefit, if the corporation has a provision describing such limitation or elimination of the personal liability of its directors in its articles of incorporation.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

SEPTEMBER 2005 FINANCING

         On September 30, 2005, Zoltek Companies, Inc. (the "Company") announced that it had entered into an agreement for the private placement of up to $50 million aggregate principal amount of 7.5% senior secured convertible notes (the "September 2005 notes") pursuant to the terms of a Loan and Warrant Agreement, dated as of September 29, 2005, among the Company and a group of institutional investors. Under the Loan Agreement, the September 2005 notes would be issued in up to four tranches, with the first tranche being for $5 million principal amount of notes, the second tranche for up to $15 million principal amount of notes, the third tranche for up to $20 million principal amount of notes, and the fourth tranche for up to $10 million principal amount of notes. At its option, the Company could require the closing of the third tranche to occur at any time after the later to occur of (1) the effective date of the registration statement to be filed by the Company covering resale of the shares of the Company's Common Stock issuable in connecton with first tranche and the second tranche, and (2) the 120th day following the closing of the first tranche. At its option, if the average closing price of the Common Stock is equal to or exceeds $16.00 for 30 trading days, the Company could require the closing of the fourth tranche to occur at any time after the later to occur of (1) the effective date of the registration statement to be filed by the Company covering resale of the Common Stock issuable in connecton with third tranche, and (2) the 120th day following the closing of the third tranche. In addition, the institutional investors had an option, exercisable at any time prior to the one-year anniversary of the effective date of the registration statement filed by the Company covering resale of Common Stock with respect to the first tranche, to require the closing of the third tranche and the fourth tranche.

         The closing of the funding of the first tranche was completed on September 30, 2005, and closing of the second tranche was completed on November 30, 2005. On February 6, 2006, we completed the closing of $10 million principal amount of notes pursuant to the third tranche. In connection with the closing, the institutional investors waived certain conditions in the Loan Agreement with respect to the timing of the funding of the third tranche, including the condition requiring an effective registration statement covering resale of the shares of our common stock and issuable in connection with the first tranche and the second tranche. On April 28, 2006, we entered into an Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement with the institutional investors which revised the terms of the Loan Agreement and the additional senior secured convertible notes and warrants to be issued thereunder. Please see "--Amended September 2005 Financing" below for information regarding this amendment and the related financings.

         The September 2005 notes are convertible into shares of Common Stock. The intial conversion prices of the notes issued in the first tranche, the second tranche and the February 2006 closing of the third tranche are $12.50, $12.50 and $13.07, respectively, subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales (subject to adjustment). The September 2005 notes bear interest at the rate of 7.5% per annum, payable quarterly, and are due and payable upon the expiration of their 42-month term. The interest on the September 2005 notes may be paid in cash or, at the Company's option, in Common Stock if certain conditions are satisfied as set forth in the notes. If the Company chooses to pay the interest in Common Stock, the price will be based on 90% of the average of the daily volume weighted average price for the 20 days prior to the interest payment date. The September 2005 notes are secured by a pledge of certain real property and fixed assets associated with the operations of Zoltek Rt., the Company's Hungarian subsidiary.

         The investors in the September 2005 notes also received warrants to purchase shares of the Company's Common Stock representing 35% of the number of shares into which the notes are convertible (the "September 2005 warrants"). The September 2005 warrants have five-year terms. The exercise prices of the September 2005 warrants issued in the first tranche, the second tranche and the February 2006 closing of the third tranche were $14.50, $14.50 and $15.16, respectively, subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales.

         In connection with the closing of the first tranche on September 30, 2005, the second tranche on November 30, 2005, and a portion of the third tranche on February 6, 2006, the Company issued September 2005 notes in the aggregate principal amount of $5 million, $15 million and $10 million, respectively, which notes are intiallly convertible into an aggregate of 400,000, 1,200,000 and 765,111 shares of common stock, respectively. In addition, the Company issued September 2005 warrants to purchase an aggregate of 872,789 shares of Common Stock. The issuance of the September 2005 notes and the September 2005 warrants is referred to herein as the "September 2005 Financing." The proceeds, after issuance costs, from the closing of the first tranche and the second tranche of the September 2005 Financing were used for working capital and the expansion of carbon fiber operations to meet demand.

AMENDED SEPTEMBER 2005 FINANCING

         On April 28, 2006, we announced that we had entered into an an Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement, dated as of April 28, 2006, which amends various terms of our previously announced Loan and Warrant Agreement, dated as of September 29, 2005 with a group of institutional investors. The Amendment, among other things, provides for an additional $10 million of senior convertible notes to be issued under the Loan Agreeement, thereby permitting us to fund up to an additional $30 million of senior convertible notes under the Loan Agreement.

         Under the Amendment, the terms of the original Loan Agreement have been revised to provide that the remaining $30 million of funding under the Loan Agreement will be made in two separate closings of $20 million and $10 million, respectively. The senior convertible notes to be issued under the Loan Agreement (the "Additional September 2005 notes") will be convertible into shares of our common stock at an intial conversion price of $25.51 per share (subject to adjustment).

The Additional September 2005 notes will mature 42 months from the closing date and will bear interest, payable quarterly, at the rate of 7.5% per annum for 18 months, and therafter at LIBOR plus four percent per annum. The interest on the Additional September 2005 notes may be paid in cash or, at our option, in our common stock if certain conditions are satisfied as set forth in the Additional September 2005 notes. If we choose to pay the interest in common stock, the price will be based on 90% of the average of the daily volume weighted average price for the 20 days prior to the interest payment date. The notes are secured by a pledge of certain real property and fixed assets associated with the operations of Zoltek Rt., our Hungarian subsidiary

         Pursuant to the Amendment, in connection with the additional $30 million of Additional September 2005 notes we will issue to the investors warrants to purchase an aggregate of up to 411,521 shares of common stock at an initial exercise price of $28.06 per share, and up to 111,113 shares of common stock at an initial exercise price of $.01 per share (collectively, the "Additional September 2005 warrants"). The Additional September 2005 warrants have five-year terms.

         The conversion prices of the Additional September 2005 notes and the exercise prices of the Additional September 2005 warrants are both subject to adjustment under certain circumstances, as set forth in the Additional September 2005 notes and the Additional September 2005 warrants. The number of shares of common stock issuable under the Additional September 2005 notes and the Additional September 2005 warrants may be adjusted based upon the occurrences of certain events described therein such as our declaration of a stock dividend, a subdivision or combination of our outstanding shares of common stock, a reclassification of the our outstanding securities (including due to reorganization of our company) or the issuance of common equity securities at a price less than the applicable conversion or exercise price.

         In connection with the Amendment, the investors agreed to convert the entire $20 million aggregate principal amount of senior convertible notes previously issued by us to the Lenders in February 2005 into approximately 1,000,000 shares of Common Stock, and to exercise associated warrants held by the Lenders for approximately 1,052,000 shares of Common Stock. The conversion of these notes and exercise of the related warrants by the Lenders will eliminate future derivative accounting treatement for these instruments which resulted in our recording non-cash expense or income arising from fluctuations in the market price of our common stock and corresponding changes in the fair value of the convertible notes and warrants.

         The first closing under the Amendment was completed on May 15, 2006, and on such date we issued to the investors $20 millon aggregate principal amount of Additional September 2005 Notes. In addition, we also issued to the investors Additional September 2005 warrants to purchase up to an agregate of 111,113 shares of common stock with an exercise price of $.01 per share and Additional September 2005 warrants to purchase up to 274,406 shares of common stock with an exercise of $28.06 per share.

FEBRUARY 2005 FINANCING

         On February 9, 2005, the Company issued and sold in a private placement $20.0 million principal amount of the Company's senior convertible notes due August 9, 2008 (the "February 2005 notes") to institutional private equity investors. The February 2005 notes initially are convertible into an aggregate of 1,000,000 shares of the Company's Common Stock at a conversion price of $20.00 per share, subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales. In connection with the September 2005 Financing, the Company has agreed with the investors that the conversion price of the February 2005 notes will be reduced based on the market price of the Company's Common Stock on the nine-month anniversary of the closing of the second tranche of the September 2005 financing. The adjusted conversion price will be equal to 90% of the market price of the Common Stock, but will not be less than $12.50 nor exceed $20.00. The investors also received warrants to purchase up to 457,142 additional shares of the Company's Common Stock (the "February 2005 warrants") which have a term of four years and are initially exercisable at $17.50 per share, subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales. Holders of the February 2005 notes are entitled to receive interest at a variable rate of six-month LIBOR plus 4% per annum, payable quarterly, and the February 2005 notes are due and payable in August 2008. Subject to certain limitations, interest due on the February 2005 notes may be paid, at the option of the Company, in cash or shares of Common Stock, valued at a 10% discount to the daily volume weighted average prices (as reported by Bloomberg) during the 20-day period prior to the applicable payment. Subject to certain restrictions, at any time and at the option of the investor, all or any portion of a February 2005 note then outstanding may be converted into shares of Common Stock at a conversion price of $20.00. In addition, the February 2005 notes and the February 2005 warrants are subject to certain anti-dilution protection, including certain provisions requiring a reduction of the conversion and exercise prices if the Company issues or agrees to issue Common Stock at a price per share less than the conversion or exercise price. The issuance of the February 2005 notes and the February 2005 warrants is referred to herein as the "February 2005 Financing." The proceeds, after issuance costs, from the February 2005 Financing were used for the repayment of mortgage debt of approximately $6.3 million and for the expansion of carbon fiber operations to meet demand.

OCTOBER 2004 FINANCING

         On October 14, 2004, the Company issued and sold in a private placement $20.0 million of the Company's 7.5% senior secured convertible notes (the "October 2004 notes") to institutional private equity investors. The October 2004 notes have a stated maturity of 42 months and upon issuance were convertible into an aggregate of 2,105,263 shares of Common Stock of the Company at a conversion price of $9.50 per share for each investor. The conversion price is subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales. The investors also received warrants to purchase an aggregate of 500,000 additional shares of the Company's Common Stock (the "October 2004 warrants") which have a term of six years and are exercisable at $13.00 per share, subject to possible adjustment for, among other things, stock dividends and stock splits, certain pro rata distributions, certain "fundamental transactions" and subsequent equity sales. Holders of the October 2004 notes are entitled to receive interest at the rate of 7.5% per annum, payable quarterly, and the October 2004 notes are due and payable on April 14, 2008. Subject to certain limitations, interest due on the October 2004 notes may be paid, at the option of the Company, in cash or shares of Common Stock, valued at a 7% discount to the daily volume weighted average prices during the 20-day period prior to the applicable payment. Subject to certain restrictions, at any time at the option of the investor or the Company, all or any portion of the October 2004 notes may be converted into shares of Common Stock at a conversion price of $9.50. In addition, the senior secured notes and the 2004 warrants are subject to certain anti-dilution protection, including certain provisions requiring a reduction of the conversion and exercise prices if the Company issues or agrees to issue Common Stock at a price per share less than the conversion or exercise price. The issuance of the senior secured notes and the 2004 warrants is referred to herein as the "October 2004 Financing." The proceeds, after issuance costs, from the October 2004 Financing were used to reduce existing Hungarian bank debt by approximately $12.0 million and the balance was used for working capital purposes. In October 2005, the investors converted $6,855,513 principal amount of the October 2004 notes into an aggregate of 721,633 shares of Common Stock.

MARCH 2004 FINANCING

         In March 2004, the Company issued and sold convertible debentures in the aggregate principal amount of $5.75 million to institutional private equity investors and Mr. Dill ($750,000) who is member of the Company's board of directors. The convertible debentures have a stated maturity of 30 months and bear interest at 6% per annum and have been converted into 895,908 shares of Common Stock at a conversion price of $6.25 per share for each investor other than Mr. Dill and $7.82 per share for Mr. Dill. The Company also issued to the investors five-year warrants to purchase an aggregate of 223,997 shares of common stock at an exercise price of $7.50 per share for each investor other than Mr. Dill whose warrants have an exercise price of $7.82 per share (the "March 2004 warrants"). The March 2004 warrants are subject to certain anti-dilution protections, including certain provisions requiring a reduction of the conversion and exercise price if the Company issues or agrees to issue Common Stock at a price per share less than the conversion or exercise price. Proceeds from the issuance of these convertible debentures are being used for working capital and capital expenditures. Shares issuable upon exercise of the March 2004 warrants are being registered pursuant to this Registration Statement.

JANUARY 2004 FINANCING

         In January 2004, the Company issued and sold convertible debentures in the aggregate principal amount of $7.0 million to institutional private equity and other investors (including $250,000 to each of Mr. Rumy and Mr. McDonnell who are members of our Board of Directors). The convertible debentures have a stated maturity of 30 months and bear interest at 6% per annum and are convertible into 1,295,954 shares of common stock at the date of issuance at a conversion price of $5.40 per share for each investor other than Messrs. Rumy and McDonnell and $5.42 per share for each of Messrs. Rumy and McDonnell. The Company also issued to the investors five-year warrants to purchase an aggregate of 323,994 shares of Common Stock at an exercise price of $5.40 per share for each investor other than Messrs. Rumy and McDonnell and $5.42 per share for each of Messrs. Rumy and McDonnell (the "January 2004 warrants"). The January 2004 warrants are subject to certain anti-dilution protections, including certain provisions requiring a reduction of the conversion and exercise price if the Company issues or agrees to issue our common stock at a price per share less than the conversion or exercise price. Proceeds from the issuance of these convertible debentures were used for working capital purposes. Shares issuable upon exercise of the January 2004 warrants are being registered pursuant to this Registration Statement.

FEBRUARY 2003 FINANCING

         In February 2003, the Company entered into a debenture purchase agreement, dated as of February 13, 2003, under which the Company issued and sold to 14 investors, including certain directors, subordinated convertible debentures in the aggregate principal amount of $8.1 million. The subordinated convertible debentures have stated maturities of five years, bear interest at 7% per annum and are convertible into an aggregate of 2,314,286 shares of Common Stock at a conversion price of $3.50 per share. We also issued to the investors five-year warrants to purchase an aggregate of 405,000 shares of Common Stock at an exercise price of $5.00 per share (the "February 2003 warrants"). Proceeds from the issuance of these convertible debentures were used to repay existing borrowings as well as for working capital. Shares issuable upon exercise of the February 2003 warrants are being registered pursuant to this Registration Statement.

         Each of the transactions set forth above were private placements under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

ITEM 16.  EXHIBITS

         The following exhibits are filed as part of this registration statement:

   EXHIBIT
   NUMBER                                DESCRIPTION
--------------  --------------------------------------------------------------
     3.1 Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by reference.

     3.2 Restated By-Laws of the Registrant, as currently in effect, filed as Exhibit 3.2 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by reference.

     4.1 Form of certificate for Common Stock, filed as Exhibit 4.1 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by reference.

     4.2 Form of Warrant, dated May 11, 2001, issued to Southwest bank of St. Louis with respect to 12,500 shares of Registrant's Common Stock, filed as Exhibit 4.2 to Registrant's Annual Report on Form 10-K dated January 3, 2006 is incorporated herein by reference.

     4.3 Subordinated Convertible Debenture Purchase Agreement, dated as of February 13, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as
                  Exhibit 4.1 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference.

     4.4 Form of Subordinated Debenture, filed as Exhibit 4.2 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference.

     4.5 Form of Warrant, filed as Exhibit 4.3 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference.

     4.6 Securities Purchase Agreement, dated as of December 19, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.6 to Registrant's Annual Report on Form 10-K for the year ended September 30, 2003 is incorporated herein by reference.

     4.7 Form of 6% Convertible Debenture, filed as Exhibit 4.7 to Registrant's Annual Report on Form 10-K for the year ended September 30, 2003 is incorporated herein by reference.

     4.8 Form of Warrant, filed as Exhibit 4.8 to Registrant's Annual Report on Form 10-K for the year ended September 30, 2003 is incorporated herein by reference.

     4.9 Securities Purchase Agreement, dated as of March 11, 2004, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (Reg. No.
                  333-115043) is incorporated herein by reference.

    4.10 Form of 6% Convertible Debenture, filed as Exhibit 4.3 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference.

    4.11 Form of Warrant, filed as Exhibit 4.4 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference.

    4.12 Loan and Warrant Agreement, dated as of October 14, 2004, filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference.

    4.13          Security Agreement, dated as of October 14, 2004, filed as
                  Exhibit 4.3 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference.

    4.14          Mortgage Agreement, dated as of October 14, 2004, filed as
                  Exhibit 4.4 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference.

    4.15          Form of Senior Secured 7.5% Convertible Note filed as
                  Exhibit 4.2 to Registrant's Current Report on Form 8-K filed October 19, 2004 is incorporated herein by this reference.

    4.16 Form of Warrant, filed as Exhibit 4.5 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference.

    4.17 Loan and Warrant Agreement, dated as of February 9, 2005, by and among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

    4.18 Form of Senior Convertible Note, dated as of February 9, 2005, filed as Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

    4.19          Form of Warrant, dated as of February 9, 2005, filed as
                  Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

    4.20 Form of Registration Rights Agreement, dated as of February 9, 2005, filed as Exhibit 4.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

    4.21 Loan and Warrant Agreement, as of September 29, 2005, among the Registrant, the Lenders and the Agent, filed as
                  Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

    4.22 Form of Note, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

    4.23 Form of Warrant, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

    4.24 Registration Rights Agreement, dated as of September 30, 2005, by and among the Registrant and the Lenders parties thereto, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

    4.25 Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement among the Registrant and the Lenders parties thereto, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.

    4.26 Form of Note, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.

    4.27 Form of Note, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.

    4.28 Form of Note, filed as Exhibit 4.5 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.

    5.1** Opinion of Thompson Coburn LLP with respect to the legality of the shares.

    10.1 Loan Agreement, dated December 29, 1989, by and between Zoltek Corporation and Southwest Bank of St. Louis, as amended by letter, dated August 13, 1992, filed as Exhibit
                  10.7 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by reference.

    10.2 Zoltek Companies, Inc. Long Term Incentive Plan, filed as Appendix B to Registrant's definitive proxy statement for the 1997 Annual Meeting of Shareholders is incorporated herein by reference.

    10.3 Zoltek Companies, Inc. Amended and Restated Directors Stock Option Plan, filed as Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q dated August 13, 1999, is incorporated herein by reference.

    10.4 Precursor Agreement, dated as of July 1, 1994, by and between Zoltek Corporation and Courtaulds Fibres Limited, filed as Exhibit 10.9 to Registrant's Annual Report on Form 10-K for the discal year ended September 30, 1994, is incorporated herein by reference. (An application for confidential treatment has been made for a portion of
                  Exhibit 10.5.)

    10.5 Materials Supply Agreement, dated as of June 15, 1994, by and between Zoltek Companies, Inc. and The B.F. Goodrich Company, filed as Exhibit 10.10 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, is incorporated herein by reference. (An application for confidential treatment has been made for a portion of Exhibit 10.6.)

    10.6 Promissory Note, dated November 14, 1994, by and between Zoltek Corporation and Southwest Bank of St. Louis, filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, is incorporated herein by reference.

    10.7 Credit Agreement, dated May 11, 2001, between Southwest Bank of St. Louis and Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc., and Hardcore Composites Operations, LLC, filed as Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 is incorporated herein by reference.

    10.8 First Amendment to Credit Agreement, dated as of February 13, 2003, by and among Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc. and Southwest Bank of St. Louis, filed as Exhibit 10.1 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference.

    10.9 Zoltek Companies, Inc. 2003 Long-Term Equity Incentive Plan, filed as Appendix A to Registrant's definitive proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference.

    10.10 Promissory Note, dated January 13, 2004, by and between Zoltek Properties, Inc. and Beal Bank, S.S.B. filed as
                  Exhibit 10.13 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, is incorporated herein by reference.

    10.11 Second Amendment to Credit Agreement, dated as of January 2003, by and among Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc. and Southwest Bank of St. Louis filed as Exhibit 10.14 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, is incorporated herein by reference.

     21 Subsidiaries of the Registrant filed as Exhibit 21 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 is incorporated herein by reference.

    23.1** Consent of Thompson Coburn LLP is filed herewith (included in Exhibit 5.1).

    23.2*         Consent of PricewaterhouseCoopers LLP is filed herewith.

    24.1*         Powers of Attorney (set forth on signature page hereto).

---------
     *   Filed herewith
    **   To be filed by amendment

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the "Plan of Distribution" not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

           (A) Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

           (B) Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

           (C)   Provided further, however, that paragraphs (1)(i) and
(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 8 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis and State of Missouri on the 15th day of May, 2006.

                                ZOLTEK COMPANIES, INC.
                                (Registrant)

                                By: /s/ Zsolt Rumy
                                   --------------------------------------
                                    Zsolt Rumy
                                    Chairman of the Board,
                                    Chief Executive Officer and President

                              POWER OF ATTORNEY

         We, the undersigned officers and directors of Zoltek Companies, Inc., hereby severally and individually constitute and appoint Zsolt Rumy and Kevin Schott and each of them (with full power to act alone), the lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-1 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, the said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents to any and all such amendments and instruments.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

             SIGNATURE                                   TITLE                                   DATE
             ---------                                   -----                                   ----

  /s/ Zsolt Rumy                          Chairman, Chief Executive Officer                  May 15, 2006
------------------------------------      and Director (Chief Executive Officer)
Zsolt Rumy

  /s/ Kevin J. Schott                     Chief Financial Officer                            May 15, 2006
------------------------------------      (Principal Accounting Officer)
Kevin J. Schott

  /s/ Linn H. Bealke                      Director                                           May 15, 2006
------------------------------------
Linn H. Bealke

  /s/ James W. Betts                      Director                                           May 15, 2006
------------------------------------
James W. Betts

  /s/  Charles A. Dill                    Director                                           May 15, 2006
------------------------------------
Charles A. Dill

  /s/ John L. Kardos                      Director                                           May 15, 2006
------------------------------------
John L. Kardos

  /s/ John F. McDonnell                   Director                                           May 15, 2006
------------------------------------
John F. McDonnell

                                EXHIBIT INDEX

   EXHIBIT
   NUMBER                                DESCRIPTION
--------------  --------------------------------------------------------------
     3.1 Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by reference.

     3.2 Restated By-Laws of the Registrant, as currently in effect, filed as Exhibit 3.2 to Registrant's
                    Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by reference.

     4.1            Form of certificate for Common Stock, filed as Exhibit
                    4.1 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by reference.

     4.2 Form of Warrant, dated May 11, 2001, issued to Southwest bank of St. Louis with respect to 12,500 shares of Registrant's Common Stock, filed as Exhibit 4.2 to Registrant's Annual Report on Form 10-K dated January 3, 2006 is incorporated herein by reference.

     4.3 Subordinated Convertible Debenture Purchase Agreement, dated as of February 13, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference.

     4.4 Form of Subordinated Debenture, filed as Exhibit 4.2 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference.

     4.5 Form of Warrant, filed as Exhibit 4.3 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference.

     4.6 Securities Purchase Agreement, dated as of December 19, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.6 to Registrant's Annual Report on Form 10-K for the year ended September 30, 2003 is incorporated herein by reference.

     4.7 Form of 6% Convertible Debenture, filed as Exhibit 4.7 to Registrant's Annual Report on Form 10-K for the year ended September 30, 2003 is incorporated herein by reference.

     4.8 Form of Warrant, filed as Exhibit 4.8 to Registrant's Annual Report on Form 10-K for the year ended September 30, 2003 is incorporated herein by reference.

     4.9 Securities Purchase Agreement, dated as of March 11, 2004, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference.

     4.10 Form of 6% Convertible Debenture, filed as Exhibit 4.3 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference.

     4.11 Form of Warrant, filed as Exhibit 4.4 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference.

     4.12 Loan and Warrant Agreement, dated as of October 14, 2004, filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference.

     4.13 Security Agreement, dated as of October 14, 2004, filed as Exhibit 4.3 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference.

     4.14 Mortgage Agreement, dated as of October 14, 2004, filed as Exhibit 4.4 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference.

     4.15           Form of Senior Secured 7.5% Convertible Note filed as
                    Exhibit 4.2 to Registrant's Current Report on Form 8-K filed October 19, 2004 is incorporated herein by this reference.

     4.16 Form of Warrant, filed as Exhibit 4.5 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference.

     4.17 Loan and Warrant Agreement, dated as of February 9, 2005, by and among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

     4.18 Form of Senior Convertible Note, dated as of February 9, 2005, filed as Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

     4.19           Form of Warrant, dated as of February 9, 2005, filed as
                    Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

     4.20 Form of Registration Rights Agreement, dated as of February 9, 2005, filed as Exhibit 4.4 to the
                    Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

     4.21 Loan and Warrant Agreement, as of September 29, 2005, among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

     4.22 Form of Note, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

     4.23 Form of Warrant, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

     4.24 Registration Rights Agreement, dated as of September 30, 2005, by and among the Registrant and the Lenders parties thereto, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

     4.25 Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement among the Registrant and the Lenders parties thereto, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.

     4.26 Form of Note, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.

     4.27 Form of Note, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.

     4.28 Form of Note, filed as Exhibit 4.5 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.

     5.1** Opinion of Thompson Coburn LLP with respect to the legality of the shares.

     10.1 Loan Agreement, dated December 29, 1989, by and between Zoltek Corporation and Southwest Bank of St. Louis, as amended by letter, dated August 13, 1992, filed as
                    Exhibit 10.7 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by reference.

     10.2 Zoltek Companies, Inc. Long Term Incentive Plan, filed as Appendix B to Registrant's definitive proxy statement for the 1997 Annual Meeting of Shareholders is incorporated herein by reference.

     10.3 Zoltek Companies, Inc. Amended and Restated Directors Stock Option Plan, filed as Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q dated August 13, 1999, is incorporated herein by reference.

     10.4 Precursor Agreement, dated as of July 1, 1994, by and between Zoltek Corporation and Courtaulds Fibres Limited, filed as Exhibit 10.9 to Registrant's Annual Report on Form 10-K for the discal year ended September 30, 1994, is incorporated herein by reference. (An application for confidential treatment has been made for a portion of Exhibit 10.5.)

     10.5 Materials Supply Agreement, dated as of June 15, 1994, by and between Zoltek Companies, Inc. and The B.F. Goodrich Company, filed as Exhibit 10.10 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, is incorporated herein by reference. (An application for confidential treatment has been made for a portion of Exhibit 10.6.)

      10.6 Promissory Note, dated November 14, 1994, by and between Zoltek Corporation and Southwest Bank of St. Louis, filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, is incorporated herein by reference.

      10.7 Credit Agreement, dated May 11, 2001, between Southwest Bank of St. Louis and Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc., and Hardcore Composites Operations, LLC, filed as Exhibit
                    10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 is incorporated herein by reference.

      10.8 First Amendment to Credit Agreement, dated as of February 13, 2003, by and among Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc. and Southwest Bank of St. Louis, filed as Exhibit 10.1 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference.

      10.9 Zoltek Companies, Inc. 2003 Long-Term Equity Incentive Plan, filed as Appendix A to Registrant's definitive proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference.

      10.10 Promissory Note, dated January 13, 2004, by and between Zoltek Properties, Inc. and Beal Bank, S.S.B. filed as
                    Exhibit 10.13 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, is incorporated herein by reference.

      10.11 Second Amendment to Credit Agreement, dated as of January 2003, by and among Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc. and Southwest Bank of St. Louis filed as Exhibit 10.14 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, is incorporated herein by reference.

       21 Subsidiaries of the Registrant filed as Exhibit 21 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 is incorporated herein by reference.

      23.1** Consent of Thompson Coburn LLP is filed herewith (included in Exhibit 5.1).

      23.2*         Consent of PricewaterhouseCoopers LLP is filed herewith.

      24.1*         Powers of Attorney (set forth on signature page hereto).

---------------
     *   Filed herewith
    **   To be filed by amendment